Nuveen Massachusetts Quality Municipal Income Fund N-2A

Exhibit 99.(n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Nuveen Massachusetts Quality Municipal Income Fund of our report dated July 28, 2025, relating to the financial statements and financial highlights which appears in Nuveen Massachusetts Quality Municipal Income Fund’s Certified Shareholder Report on Form N-CSR for the year ended May 31, 2025. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

June 3, 2026